                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement



[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (section mark)240.14a-11(c) or
    (section mark)240.14a-12
                           CCB FINANCIAL CORPORATION
                (Name of Registrant as Specified In Its Charter)
                           CCB FINANCIAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fees (Check the appropriate box):



[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  1) Title of each class of securities to which transaction applies:
  2) Aggregate number of securities to which transaction applies:
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
  4) Proposed maximum aggregate value of transaction:
  *Set forth the amount on which the filing fee is calculated and state how it was determined.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

                           CCB FINANCIAL CORPORATION
                              111 CORCORAN STREET
                              POST OFFICE BOX 931
                          DURHAM, NORTH CAROLINA 27702
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 5, 1994
     NOTICE is hereby given that the Annual Meeting of Shareholders of CCB Financial Corporation (the Corporation) will be held as follows:

PLACE:   George Watts Hill Alumni Center, Stadium Drive at Ridge
         Road on the campus of the University of North Carolina at
         Chapel Hill, Chapel Hill, North Carolina
DATE:    Tuesday, April 5, 1994
TIME:    11:00 A.M.



     For your convenience, a map with directions to the George Watts Hill Alumni Center appears on the back outside cover of the accompanying Proxy Statement.

     THE PURPOSES OF THE ANNUAL MEETING ARE:
          1. To consider a proposal to increase the number of directors of the Corporation to 18.
          2. To elect 18 members of the Board of Directors.
          3. To consider a proposal to approve the Corporation's Long-Term Incentive Plan.
          4. To consider a proposal to increase the number of authorized shares of the Corporation's common and preferred stock from 25,000,000 to 35,000,000.
          5. To consider a proposal to ratify the appointment of KPMG Peat Marwick as the Corporation's independent accountants for 1994.
          6. To consider and act on any other matters that may properly come before the Annual Meeting.
     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been set as the close of business on February 16, 1994.
     EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, DATE, AND SIGN THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON.
                                             Sincerely,
                                             ERNEST C. ROESSLER,
                                             PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER

March 15, 1994

                           CCB FINANCIAL CORPORATION
                              111 CORCORAN STREET
                              POST OFFICE BOX 931
                          DURHAM, NORTH CAROLINA 27702
                                PROXY STATEMENT
                          MAILING DATE: MARCH 15, 1994
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 5, 1994
GENERAL



     This Proxy Statement is being distributed in connection with the solicitation by the Board of Directors of CCB Financial Corporation (the Corporation) of appointments of proxy in the form enclosed herewith for the 1994 Annual Meeting of Shareholders of the Corporation and any adjournments thereof (the Annual Meeting). The Annual Meeting will be held on Tuesday, April 5, 1994, beginning at 11:00 A.M., at the George Watts Hill Alumni Center, Stadium Drive at Ridge Road on the campus of the University of North Carolina at Chapel Hill, Chapel Hill, North Carolina. For your convenience, a map with directions to the George Watts Hill Alumni Center appears on the back outside cover of this Proxy Statement.

     As used in this Proxy Statement, the term the Bank refers to the Corporation's North Carolina-chartered commercial bank subsidiary, Central Carolina Bank and Trust Company.
VOTING OF APPOINTMENTS OF PROXIES; REVOCATION
     Persons named in the enclosed appointment of proxy as proxies for shareholders at the Annual Meeting are Richard W. Every, Secretary of the Corporation and the Bank, W. Harold Parker, Jr., Controller of the Corporation and the Bank, and Manuel L. Rojas, General Auditor of the Bank. Shares represented by each appointment of proxy which is properly executed, returned, and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, those shares will be voted FOR the election of each of the 18 nominees for director named in Proposal 2 and FOR each of the other proposals described herein. If, at or before the time of the Annual Meeting, any nominee named in Proposal 2 becomes unavailable for any reason, the proxies will be authorized to vote for a substitute nominee. On such other matters as may properly come before the meeting, the proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.
     A shareholder may revoke an appointment of proxy at any time before the shares represented by it have been voted by filing with Mr. Every an instrument revoking it or a properly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.
EXPENSES OF SOLICITATION
     The Corporation will pay the cost of preparing, assembling, and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mail, appointments of proxy may be solicited in person or by telephone by officers, directors, or employees of the Corporation and its subsidiaries without additional compensation.
RECORD DATE
     The Board of Directors has set February 16, 1994, as the record date (the Record Date) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on that date will be entitled to vote at the Annual Meeting.
VOTING SECURITIES

     The voting securities of the Corporation are the shares of its $5.00 par value common stock (Common Stock), of which 20,000,000 shares were authorized and 9,516,379 shares were outstanding on the Record Date. During 1993, the

Corporation's convertible subordinated debentures were called for redemption and substantially all were converted into shares of Common Stock.

VOTING PROCEDURES; VOTES REQUIRED FOR APPROVAL
     At the Annual Meeting, each shareholder will be entitled to cast one vote for each share of Common Stock held of record on the Record Date for each matter submitted for voting and, in the election of directors, for each director to be elected.
     For Proposal 1 to be approved, a majority of the outstanding shares of Common Stock must be voted in favor of approval. If Proposal 1 is approved, then in the voting for directors the 18 nominees receiving the highest numbers of votes will be elected. If Proposal 1 is not approved, then the 17 nominees receiving the highest numbers of votes will be elected. In the case of Proposals 3, 4, and 5, for each of such proposals to be approved the number of votes cast for approval must exceed the number of votes cast against the proposal. Except in the voting on Proposal 1, abstentions and broker nonvotes will have no effect. Because the affirmative vote of a majority of all outstanding shares is required to approve Proposal 1, abstentions and broker nonvotes will have the same effect as votes against that proposal.
BENEFICIAL OWNERSHIP OF VOTING SECURITIES
     Set forth below is information regarding the only person known to management of the Corporation to beneficially own more than 5% of the issued and outstanding shares of Common Stock as of January 31, 1994.

                                                       PERCENTAGE
                               AMOUNT AND NATURE           OF
     NAME AND ADDRESS         BENEFICIAL OWNERSHIP      CLASS(1)
Central Carolina Bank and            718,399(2)            7.55%
Trust Company
Durham, North Carolina

(1) The calculation of the percentage of class beneficially owned is based on the 9,516,379 shares of the Corporation's Common Stock issued and outstanding on January 31, 1994.
(2) Shares beneficially owned by the Bank are held through its Trust Department in various fiduciary capacities. In addition to the shares reflected above, the Bank holds certain other shares in various fiduciary capacities as to which the Bank disclaims beneficial ownership. The aggregate number of shares held by the Bank includes 552,828 shares over which the Bank exercises sole voting power, 165,721 shares over which the Bank has shared voting power, 239,418 shares over which the Bank has sole investment power, and 389,404 shares over which the Bank has shared investment power.

     Set forth below is information as of January 31, 1994 regarding the beneficial ownership of Common Stock by the Corporation's current directors, nominees for election as directors, certain of its executive officers individually, and by all current directors and executive officers of the Corporation as a group.


                                                              PERCENTAGE
                                   AMOUNT AND NATURE OF           OF
            NAME                 BENEFICIAL OWNERSHIP(1)       CLASS(2)
J. Harper Beall, III                       14,815(3)               .16%
James B. Brame, Jr.                           534                    *
Timothy B. Burnett                            500                    *
W. L. Burns, Jr.                          136,379(4)              1.43%
Arthur W. Clark                            26,621                  .28%
Kinsley van R. Dey, Jr.                     9,067(5)               .10%
Mrs. Frances Hill Fox                     222,702                 2.34%
T. E. Haigler, Jr.                          2,125                  .02%
George R. Herbert                           2,195(6)               .02%
Edward S. Holmes                            4,320(7)               .05%
Owen G. Kenan                               3,730(8)               .04%
Eugene J. McDonald                          1,324(9)               .01%
Hamilton W. McKay, Jr., M.D.                3,426(10)              .04%
Eric B. Munson                                275                    *
Ernest C. Roessler                         11,031(11)              .12%
John B. Stedman                            42,815(12)              .45%
H. Allen Tate, Jr.                         15,461(13)              .16%
Dr. Phail Wynn, Jr.                           409                    *
J. Scott Edwards                           17,022(14)              .18%
Richard L. Furr                            12,000(15)              .13%
All current directors and                 511,436(16)             5.37%
  executive officers as a
  group (18 persons)


 (1) Except as otherwise noted, each individual exercises sole voting and investment power with respect to all shares shown as beneficially owned.
 (2) An asterisk (*) indicates less than .01%. Except as otherwise noted, the calculation of the percentage of class beneficially owned is based on the 9,516,379 shares of Common Stock issued and outstanding at January 31, 1994.

 (3) Includes 4,734 shares with respect to which Mr. Beall exercises sole voting and investment power, 5,760 shares with respect to which Mr. Beall exercises sole voting power only, and 4,321 shares with respect to which Mr. Beall exercises sole investment power only. The calculation of the percentage of shares is based on 9,520,700 shares, which is composed of the 9,516,379 shares issued and outstanding at January 31, 1994 plus 4,321 shares subject to an immediately exercisable option held by Mr. Beall.

 (4) Includes 34,884 shares with respect to which Mr. Burns exercises shared voting and investment power and 13,071 shares with respect to which he exercises sole voting power only.
 (5) Includes 1,012 shares with respect to which Mr. Dey exercises shared voting and investment power.
 (6) Includes 2,039 shares with respect to which Mr. Herbert exercises shared voting and investment power.
 (7) Does not include 21,648 shares held by Mr. Holmes' spouse and with respect to which he disclaims any beneficial ownership.
 (8) Includes 3,530 shares with respect to which Mr. Kenan exercises shared voting and investment power.

 (9) Includes 1,224 shares with respect to which Mr. McDonald exercises shared voting and investment power.

(10) Does not include 1,057 shares held by Dr. McKay's spouse and son and with respect to which he disclaims any beneficial ownership.

(11) Includes 6,762 shares with respect to which Mr. Roessler exercises sole voting power only.

(12) Includes 2,366 shares with respect to which Mr. Stedman exercises shared voting and investment power.

(13) Includes 6,418 shares with respect to which Mr. Tate exercises shared voting and investment power. Does not include a total of 2,787 shares held by or for Mr. Tate's spouse and children and with respect to which he disclaims any beneficial ownership.
(14) Includes 6,724 shares with respect to which Mr. Edwards exercises sole voting power only and 262 shares with respect to which Mr. Edwards exercises shared voting and investment power.
(15) Includes 6,724 shares with respect to which Mr. Furr exercises sole voting power only and 702 shares with respect to which Mr. Furr exercises shared voting and investment power.
(16) Includes an aggregate of 424,221 shares with respect to which current directors and officers exercise sole voting and investment power, 53,934 shares with respect to which they have shared voting and investment power, and 33,281 shares with respect to which they have sole voting power only.

REPORTS OF CHANGES IN BENEFICIAL OWNERSHIP



     Directors, executive officers, and certain principal shareholders of the Corporation are required by federal law to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of Common Stock. During 1993, three current directors of the Corporation, Arthur W. Clark, James B. Brame, Jr., and Dr. Phail Wynn, Jr. acquired 442, 202, and 11 shares of Common Stock, respectively, for which the required report was not filed by its due date. In each instance, the shares were purchased by the director under the Corporation's Dividend Reinvestment and Stock Purchase Plan.


                  PROPOSAL 1. SETTING THE NUMBER OF DIRECTORS
     The Corporation's bylaws provide that the Board of Directors shall consist of such number of members, not less than five nor more than 30, as from time to time shall be determined by a majority of the votes which all of the shareholders are entitled to cast. The number of directors of the Corporation currently is set at 17. The Board of Directors recommends that the number of directors be increased by shareholders to 18 and will introduce a proposal to that effect at the Annual Meeting.
     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1.
                   PROPOSAL 2. ELECTION OF BOARD OF DIRECTORS
     Action will be taken at the Annual Meeting to elect a full Board of Directors. The Board of Directors has nominated the following 18 persons for election as directors for terms of one year or until their respective successors are duly elected and qualified.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE 18 NOMINEES NAMED BELOW.



                                                         PRINCIPAL OCCUPATION
NAME AND AGE                                           AND OTHER DIRECTORSHIPS
J. Harper Beall, III           President, Fairfield Chair Company (furniture manufacturer)
         (52)
James B. Brame, Jr.(2)         President, Brame Specialty Co., Inc. (paper products, office supplies,
         (48)                    and office equipment)
Timothy B. Burnett             President, Bessemer Improvement Company (industrial and commercial real
         (53)                    estate development)
W. L. Burns, Jr.(3)            President and Chief Executive Officer of the Corporation and the Bank
         (66)                    until April 6, 1993; presently serving as Chairman of the Board of the
                                 Corporation and the Bank
Arthur W. Clark                Retired since 1987; previously served as Chairman, President, and Chief
         (71)                    Executive Officer, Peoples Security Life Insurance Company
Kinsley van R. Dey, Jr.        Retired since 1990; previously served as President and Chief Executive
         (69)                    Officer, Liggett Group, Inc. (cigarette manufacturer); Director, GTE
                                 South (telecommunications company)
Mrs. Frances Hill Fox          Secretary-Treasurer, Croasdaile, Inc. (real estate developer)
         (85)
T. E. Haigler, Jr.             Retired since 1989; previously served as President and Chief Executive
         (69)                    Officer, Burroughs Wellcome Co. (pharmaceutical manufacturer)
George R. Herbert              Retired since 1989; previously served as President, and currently is
         (71)                    Vice Chairman and President Emeritus, Research Triangle Institute
                                 (research contractor); also serves as Director, Duke Power Company,
                                 Director, Research Triangle Foundation, and as Trustee Emeritus, Duke
                                 University
Edward S. Holmes               Partner, Holmes & McLaurin (attorneys)
         (64)
Owen G. Kenan                  President, Kenan Enterprises, Inc. (commercial real estate holding
         (50)                    company), Kenan Oil Co., Inc. (petroleum products), Kenan
                                 Developments, Inc. (commercial real estate developer); also serves as
                                 Director, Kenan Transport Co., Inc. (bulk products hauler), Vice
                                 Chairman, Flagler Systems, Inc. (hotel and property management), and
                                 Chairman, Kenan Global Enterprises, 11c (international investments)
Eugene J. McDonald             President, Duke Management Company (asset management company affiliated
         (61)                    with Duke University); Executive Vice President, Duke University; also serves as Director, SBSF Funds, Inc., Sphinx Pharmaceuticals, and Flag
                                 Group of Mutual Funds
Hamilton W. McKay, Jr., M.D.   Physician, Carolina Allergy Clinic, P.A.
         (64)
Eric B. Munson                 Executive Director, University of North Carolina Hospitals
         (51)
Ernest C. Roessler(3)          Executive Vice President and Chief Financial Officer of the Corporation
         (52)                    and the Bank until April 6, 1993; presently serving as President and
                                 Chief Executive Officer of the Corporation and the Bank
John B. Stedman(4)             Retired since 1989; previously served as Chairman of the Board of
         (69)                    Republic Bank & Trust Co.
H. Allen Tate, Jr.(5)          President, Allen Tate Company, Inc. (residential real estate broker)
         (62)
Dr. Phail Wynn, Jr.            President, Durham Technical Community College
         (46)
NAME AND AGE                        DIRECTOR SINCE(1)
J. Harper Beall, III                   New nominee
         (52)
James B. Brame, Jr.(2)                    1993
         (48)
Timothy B. Burnett                     New nominee
         (53)
W. L. Burns, Jr.(3)                       1972
         (66)
Arthur W. Clark                           1977
         (71)
Kinsley van R. Dey, Jr.                   1984
         (69)
Mrs. Frances Hill Fox                     1946
         (85)
T. E. Haigler, Jr.                        1974
         (69)
George R. Herbert                         1973
         (71)
Edward S. Holmes                          1973
         (64)
Owen G. Kenan                             1981
         (50)
Eugene J. McDonald                        1985
         (61)
Hamilton W. McKay, Jr., M.D.              1990
         (64)
Eric B. Munson                            1985
         (51)
Ernest C. Roessler(3)                     1993
         (52)
John B. Stedman(4)                        1987
         (69)
H. Allen Tate, Jr.(5)                     1989
         (62)
Dr. Phail Wynn, Jr.                       1992
         (46)


(1) Refers to the year in which a person first was elected a director of the Corporation or, if prior to its organization in 1983, the year in which such person first was elected a director of the Bank.
(2) During 1993, the Bank purchased office supplies and other products from Brame Specialty Co., Inc. in an aggregate amount of $609,700.

(3) Mr. Burns retired from his positions as President and Chief Executive Officer of the Corporation and the Bank effective April 6, 1993. The Board of Directors elected Mr. Roessler to succeed Mr. Burns in those positions effective upon Mr. Burns' retirement.
(4) Mr. Stedman has been nominated for reelection as a director pursuant to an employment agreement between the Corporation, Republic Bank & Trust Co. (Republic), and him that became effective during 1986 upon the Corporation's acquisition of Republic as a wholly-owned subsidiary. Provided that Mr. Stedman continues to beneficially own at least 37,500 shares of the Corporation's common stock (as appropriately adjusted to reflect any recapitalization of the Corporation), the employment agreement provides that the Corporation will nominate Mr. Stedman for reelection at each Annual Meeting through 1994.
(5) Mr. Tate is involved, either individually or through his company, as a principal shareholder, officer, director, or partner in numerous other firms engaged in the development or sale of real estate, residential construction, and real estate investments.
DIRECTORS' COMPENSATION

     During 1993 each director of the Corporation, other than directors who were also officers or members of the Executive Committee, received a retainer of $5,000. If the director was a non-officer member of the Executive Committee, he received a retainer of $7,000. Directors who also were officers of the Corporation or the Bank did not receive retainers. Directors received a fee of $550 for each meeting of the Board of Directors attended and a fee of $500 for attendance at each meeting of a committee of the Board of Directors. If the director also was chairman of the committee, he received an additional fee of $100 for attendance at each committee meeting.


     For 1994, the standard director's retainer will be increased to $6,000 and meeting attendance fees will be increased to $600 for each meeting of the Board of Directors and $600 for each committee meeting. All other retainers and fees will remain unchanged.

     Directors have the option to defer their fees each year under an arrangement whereby the Corporation pays interest on deferred amounts at prevailing money market rates. Total directors' fees payable for 1993 were $250,350, of which $190,200 was paid to directors and $60,150 was deferred. BOARD OF DIRECTORS' MEETINGS AND COMMITTEES
     The Board of Directors held five regular meetings and one special meeting during 1993. All incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and its committees on which they served during 1993.
     The Board of Directors has several standing committees, including an Audit Committee, a Nominating Committee, and a Compensation Committee. The voting members of these committees are appointed by the Board of Directors annually from among its members. Additionally, certain officers of the Corporation and the Bank are appointed to serve as non-voting, advisory members of each committee.
     The current members of the Audit Committee are Mr. Munson, who serves as Chairman, and Messrs. Dey, Brame, Burns, and Dr. Wynn. Officers currently serving as advisory, non-voting members are Messrs. Rojas, Parker, J. Scott Edwards, Executive Vice President of the Corporation and the Bank, and B. W. Harris, Jr., retired Comptroller of the Bank. The primary functions of the Audit Committee are to provide additional assurance regarding the integrity of financial information used by the Board of Directors and distributed to the public by the Corporation and to oversee and monitor the activities of the Corporation's internal and external audit processes. The committee met four times during 1993.

     The current members of the Nominating Committee are Mr. Burns, who serves as Chairman, and Messrs. Dey, Herbert, Holmes, McDonald, and Mrs. Fox. Messrs. Every and Roessler currently serve as non-voting, advisory members. The primary function of the Nominating Committee is to recommend candidates to the Board of Directors for selection as nominees for election as directors. In making its recommendations for the 1995 Annual Meeting, the Nominating Committee will consider nominee candidates recommended by shareholders if their names are submitted in writing to Mr. Every by November 15, 1994. The committee has met one time since the 1993 Annual Meeting.

     The Compensation Committee administers the Corporation's compensation program and has responsibility for matters involving the compensation of executive officers of the Corporation and the Bank. With respect to salaries, however, the Compensation Committee only establishes salary ranges for executive officers while the Executive Committee sets actual salaries within those ranges. All actions of the Compensation Committee are subject to review by the full Board of Directors. The membership of the Compensation Committee, which met six times during 1993, is described below.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until the death of George Watts Hill in January 1993, the Compensation Committee consisted of Mr. Clark, who served as Chairman, and Messrs. Dey, Haigler, Munson, and Hill, with Messrs. Burns and J. Kent Fawcett, Senior Vice President and Personnel Director of the Corporation and the Bank, serving as non-voting, advisory members. Upon Mr. Burns' retirement as President and Chief Executive Officer of the Corporation and the Bank effective April 6, 1993, Messrs. Burns and McDonald became voting members of the Compensation Committee and Mr. Burns' successor, Mr. Roessler, became a non-voting, advisory member.

     Prior to April 6, 1993, the Executive Committee, consisted of Mr. Burns, who served as Chairman, and Messrs. Clark, Haigler, Herbert, Holmes, Roessler, McDonald, and until his death, Mr. Hill, with Messrs. Edwards and Richard L. Furr, Executive Vice President of the Corporation and the Bank, serving as non-voting, advisory members. On April 6, 1993, Mr. Burns stepped down as Chairman of the Executive Committee and was replaced by Mr. Roessler. During 1993, Messrs. Hill, Burns, Roessler, Fawcett, Edwards, and Furr each served as an officer of the Corporation and the Bank.
     In addition to other law firms, the firm of Holmes & McLaurin was engaged to provide certain legal services to the Bank during 1993 and is expected to continue to be so engaged in the future. Mr. Holmes, a partner in that firm, served as a director and member of the Executive Committee during 1993 and has been nominated for reelection as a director at the Annual Meeting. COMPENSATION COMMITTEE REPORT

     GENERAL. It is the policy of the Compensation Committee to provide a fully competitive, performance-based compensation program such as will enable the Corporation to attract, motivate, and retain qualified executive officers. During 1993, the Corporation's executive compensation program provided for (a) annual compensation consisting of base salaries combined with cash incentive bonuses based on the Corporation's financial performance and (b) long-term compensation consisting of periodic restricted stock awards combined with cash incentive compensation based on the Corporation's financial performance. The Corporation also provided certain other compensation plans customary for companies of comparable size. The annual and long-term compensation programs were intended to be competitive with median levels of incentive compensation paid by the Corporation's competitors and were developed based on recommendations of an independent compensation consulting firm selected by the Compensation Committee.


     The Omnibus Reconciliation Act of 1993 amended Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), to limit the deductibility of annual compensation in excess of $1,000,000 paid by public corporations to certain executive officers. As the Corporation presently does not compensate any officer in an amount approaching $1,000,000 per year, the Compensation Committee has not adopted a policy with respect to Section 162(m).


     The following is a discussion of each element of the compensation program for 1993 with respect to the Corporation's executive officers named in the Summary Compensation Table set forth below (the Named Executive Officers), including Messrs. Burns and Roessler.


     ANNUAL COMPENSATION PROGRAM. The 1993 base salary for the Corporation's Chief Executive Officer was set on a subjective basis by the Executive Committee within a range determined on an objective basis by the Compensation Committee to be competitive with the base salaries paid to chief executive officers of comparable bank holding companies. The Compensation Committee obtained from Wyatt Data Services, an independent compensation consulting firm, a report listing the base salaries of the chief executive officers of approximately 80 unnamed bank holding companies ranging in size from $500 million to $10 billion in total assets. A graphic summary of this information was prepared to correlate reported base salaries and asset sizes. The correlated average for a bank holding company having total assets equal in amount to the Corporation's formed the midpoint of the salary range determined by the Compensation Committee. The 1993 salary set by the Executive Committee for Mr. Roessler was slightly higher than the minimum of such range.

     Through April 1993, Mr. Burns was paid an annualized base salary determined in the manner described above. The salary set by the Executive Committee fell between the midpoint and the maximum of the range set by the Compensation Committee. Upon his retirement as the Corporation's Chief Executive Officer, Mr. Burns became a part-time government relations, marketing, and acquisitions consultant to the Corporation. The base salary paid to Mr. Burns for post-retirement consultant services was determined by reference to a report from Wyatt Data Services listing the average salaries paid by bank holding companies of comparable asset size to individuals in similar consulting positions and adjusted for the part-time nature of Mr. Burns' services.


     The 1993 salaries of the other Named Executive Officers were set during February 1993, within ranges established by the Compensation Committee, by the Executive Committee based on its evaluation of the performance and levels of responsibility of each officer and their contribution to the Corporation's financial performance, measured in terms of its return on assets and return on equity, for the prior fiscal year. The salary ranges for the other Named Executive Officers were set by the Compensation Committee based on its evaluation of the level of demands and responsibility required by each executive position and by the levels of compensation paid by financial institutions of comparable size for similar positions. This comparative analysis was based upon information obtained from Wyatt Data Services regarding salaries paid to executive officers of bank holding companies of comparable asset size, expressed in terms of the ratio of such salaries to the salaries of their respective chief executive officers.


     The cash incentive bonuses paid for 1993 to Messrs. Burns and Roessler and to each of the other Named Executive Officers were determined under the terms of the Management Performance Incentive Plan (the Incentive Plan) following the end of fiscal 1993 based on a comparison of the Corporation's 1993 financial performance, measured in terms of the Corporation's return on assets and return on equity, to the financial performance of a group of the Corporation's peer financial institutions consisting of BB&T Financial Corporation, United Carolina Bancshares Corporation, Southern National Corporation, Centura Banks, Inc., Central Fidelity Banks, Inc., and Jefferson Bankshares, Inc. (the Peer Group). The Incentive Plan uses a target bonus approach to determine the size of each eligible employee's bonus as well as the overall bonus fund. A participant's base salary and salary grade as of the first day of the fiscal year is used to determine such participant's target bonus. During 1993, the participants' salary grades ranged from a low of 14 to a high of 38 and the target bonus, as a percentage of annual base salary, ranged from a low of four percent to a high of 25 percent. The overall bonus fund is the sum of the target bonuses of all participants (the Bonus Fund). The Bonus Fund is subject to adjustment upward or downward based upon a comparison of the Corporation's return on assets and return on equity against the average return on assets and return on equity of the Peer Group. In order for 100 percent of the Bonus Fund to be paid, the Corporation's combined return on assets and return on equity must equal 110 percent of the Peer Group's combined average as adjusted for material events. For 1993, the Corporation's performance exceeded the Peer Group's combined average by approximately 112 percent. Based on that comparison, the cash bonuses paid to individual Named Executive Officers, including Messrs. Burns and Roessler, were approximately 105% of the amounts that would have been paid had the Corporation not exceeded the levels of performance targeted under the Incentive Plan.


     Other forms of annual compensation listed in the Summary Compensation Table below for 1993 include the Corporation's matching contributions (the Matching Contributions) to the account of each Named Executive Officer under the Corporation's Section 401(k) Retirement Savings Plan (the 401(k) Plan) and the portion of the Corporation's special discretionary contribution to the 401(k) Plan (the Discretionary Contribution) allocated to the account of each Named Executive Officer. The Matching Contributions for Messrs. Burns and Roessler and the other Named Executive Officers were based on a formula contained in the terms of the 401(k) Plan and were not related to the Corporation's or the individual officer's performance for the year. The total amount of the Discretionary Contribution generally was based upon the Corporation's financial performance for 1993, measured in terms of earnings per share, net income, return on assets, and return on equity, although there was no specific formula or other mechanism by which the amount was determined. The portion of the Discretionary Contribution allocated to the accounts of Messrs. Burns and Roessler and the other Named Executive Officers was based upon a formula contained in the terms of the 401(k) Plan.

     LONG-TERM INCENTIVE PROGRAM. During 1993, the Corporation's long-term incentive program consisted of the Restricted Stock Plan (the Stock Plan) and the Performance Unit Plan (the Unit Plan) which were approved by the Corporation's shareholders. The Stock Plan and the Unit Plan expired on December 31, 1993 except to the extent such plans continue to govern awards which have not yet vested. These plans were designed to operate in conjunction with each other to enhance and reinforce the Corporation's long-term goals by (i) providing an inducement to the continued employment of key officers, (ii) providing key officers with the incentive of additional compensation based on the Corporation's financial performance over an extended period, (iii) insuring that key officers had the perspective of shareholders, and (iv) structuring a portion of key officers' incentive compensation such that they were rewarded only in circumstances beneficial to all shareholders.
     Under the Stock Plan, awards of restricted shares of Common Stock were granted by the Compensation Committee from time to time to key officers of the Corporation and its subsidiaries based on the Committee's evaluation of the individual level of responsibility and contribution of each officer. Shares included in each award are held in trust and cannot be sold or transferred by the officer for a period of from three to five years from the date of grant, as determined by the Compensation Committee. Shares awarded under the Stock Plan are distributed to the officer if he remains employed by the Corporation until the end of the restriction period, without any consideration of the Corporation's financial performance. Such shares are forfeited if the officer's employment terminates before the end of that period.

     At the time awards were made under the Stock Plan, awards under the Unit Plan consisting of performance units having a Target Value of $100 each also may have been granted by the Compensation Committee. At the end of the restriction period applicable to an officer's Stock Plan award, a percentage (up to 200%) of the Target Value of each performance unit awarded to that officer may be paid in cash based on a comparison of the Corporation's financial performance over that period, measured in terms of return on assets and return on equity, to the financial performance of a group of the Corporation's peer financial institutions.


     During the fourth quarter of 1992, the Executive Committee engaged an independent consulting firm to conduct a comprehensive search for an individual to replace Mr. Burns as Chief Executive Officer upon his retirement in April 1993. The search encompassed both internal and external candidates for the position. Based in part upon the recommendations of the aforementioned consulting firm, the Executive Committee elected Mr. Roessler to succeed Mr. Burns. In order to promote stability and continuity in the executive management of the Corporation, and to emphasize the value of Messrs. Edwards and Furr as well as Mr. Roessler to the Corporation and its prospects for future growth, the Compensation Committee determined that grants of restricted stock in equal amounts to each individual would be appropriate and in the best interest of the Corporation and its shareholders. No specific formula or other mechanism was utilized to determine the amount of such grants. The grants were effected in 1993 under the Stock Plan and are subject to a three-year vesting period.

     During 1993, no awards or payments under the Unit Plan were made to Messrs. Burns or Roessler or to any other Named Executive Officer.
     Subject to approval by the shareholders, the Board of Directors has adopted a new long-term incentive plan which is intended to replace the Stock Plan and the Unit Plan. See Proposal 3. Approval of the Long-Term Incentive Plan. COMPENSATION COMMITTEE AT DECEMBER 31, 1993:
    ARTHUR W. CLARK, CHAIRMAN
    W. L. BURNS, JR.
    ERIC B. MUNSON
    KINSLEY VAN R. DEY, JR.
    T. E. HAIGLER, JR.
    EUGENE J. MCDONALD
    ERNEST C. ROESSLER*
    J. KENT FAWCETT*
EXECUTIVE COMMITTEE AT
DECEMBER 31, 1993:
    ERNEST C. ROESSLER, CHAIRMAN
    W. L. BURNS, JR.
    ARTHUR W. CLARK
    T. E. HAIGLER, JR.
    GEORGE R. HERBERT
    EDWARD S. HOLMES
    EUGENE J. MCDONALD
    J. SCOTT EDWARDS*
    RICHARD L. FURR*
* Denotes a non-voting, advisory member of the committee.

EXECUTIVE COMPENSATION
     The following table shows, for 1993, 1992, and 1991, the cash and certain other compensation paid to or received or deferred by the Named Executive Officers, which include the four current executive officers of the Corporation, including the Chief Executive Officer, in all capacities in which they served.
                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                         ANNUAL COMPENSATION                     AWARDS
                                                                          OTHER         RESTRICTED      SECURITIES    PAYOUTS
                NAME AND                                                  ANNUAL          STOCK         UNDERLYING     LTIP
                PRINCIPAL                          SALARY     BONUS    COMPENSATION       AWARDS       OPTIONS/SARS   PAYOUTS
                POSITION                   YEAR    ($)(1)    ($)(2)        ($)            ($)(3)         (POUND)      ($)(4)
W. L. Burns, Jr.,                          1993   $109,187   $24,259          --            --                --         --
  President and Chief Executive Officer    1992    309,000    61,134          --            --                --         --
  of the
  Corporation and the Bank until April 6,  1991    289,667    83,954          --      $     164,045           --         --
  1993 and presently Chairman of the
  Board of the Corporation and the Bank
Ernest C. Roessler,                        1993    241,323    62,986          --             53,438           --         --
  Executive Vice President of the          1992    161,178    22,654          --            --                --         --
  Corporation
  and the Bank until April 6, 1993 and     1991    149,350    31,166          --             65,800           --         --
  presently Chief Executive Officer of
  the Corporation and the Bank
J. Scott Edwards,                          1993    184,608    38,841          --             53,438           --         --
  Executive Vice President of the          1992    156,491    22,361          --            --                --         --
  Corporation
  and the Bank                             1991    147,393    30,758          --             64,925           --         --
Richard L. Furr,                           1993    184,608    38,841          --             53,438           --         --
  Executive Vice President of the          1992    156,972    22,361          --            --                --         --
  Corporation
  and the Bank                             1991    147,393    30,758          --             64,925           --         --

                                               ALL
                NAME AND                      OTHER
                PRINCIPAL                  COMPENSATION
                POSITION                      ($)(5)
W. L. Burns, Jr.,                            $151,854
  President and Chief Executive Officer        16,929
  of the
  Corporation and the Bank until April 6,      16,179
  1993 and presently Chairman of the
  Board of the Corporation and the Bank
Ernest C. Roessler,                            11,692
  Executive Vice President of the               8,223
  Corporation
  and the Bank until April 6, 1993 and          7,831
  presently Chief Executive Officer of
  the Corporation and the Bank
J. Scott Edwards,                               9,173
  Executive Vice President of the               8,087
  Corporation
  and the Bank                                  7,746
Richard L. Furr,                                9,173
  Executive Vice President of the               8,095
  Corporation
  and the Bank                                  7,746


(1) Consists of salary payable to each Named Executive Officer, including portions of salary deferred at the election of each officer.
(2) Consists entirely of cash bonuses paid to the Named Executive Officers under the Incentive Plan. See Compensation Committee Report.
(3) Reflects the market value, on the date of award, of shares of Common Stock awarded under the Stock Plan. During 1993, Messrs. Roessler, Edwards, and Furr were each awarded 1,500 shares of restricted stock under the Stock Plan which are subject to a three-year vesting period. At December 31, 1993, the Named Executive Officers held outstanding awards which remained subject to restrictions under the Stock Plan and which included the following aggregate numbers and market values of shares: Mr. Burns -- 13,071 shares valued at $434,611; Mr. Edwards -- 6,724 shares valued at $223,573; Mr. Furr -- 6,724 shares valued at $223,573; Mr. Roessler -- 6,762 shares valued at $224,837. Shares included in awards under the Stock Plan are eligible to receive dividends paid by the Corporation on its Common Stock generally.
(4) During 1991 the restriction period expired on certain performance units previously awarded to the Named Executive Officers under the Unit Plan; however, the comparison under the Unit Plan of the Corporation's performance to the performance of its peers resulted in no payment being made on account of those performance units.

(5) The amount listed for each Named Executive Officer for 1993 includes (i) the Bank's matching contributions on behalf of that executive officer to the 401(k) Plan and (ii) the portion of the Corporation's 1993 special discretionary contribution to the 401(k) Plan which was allocated to the account of that executive officer. Those separate amounts for each Named Executive Officer are, respectively: Mr. Burns -- $5,960 and $2,963; Mr. Edwards -- $6,048 and $3,126; Mr. Furr -- $6,048 and $3,126; Mr.
    Roessler -- $7,708 and $3,984. In addition, the 1993 amount for Mr. Burns includes amounts paid in connection with his retirement consisting of $74,684 for accrued sick leave, $23,292 for accrued vacation, $19,709 under a supplemental retirement plan, $837 in Common Stock and $209 in cash as retirement gifts, and director fees of $24,200.

PENSION PLAN
     The Corporation maintains a qualified, defined benefit pension plan (the Pension Plan) in which substantially all full-time employees of the Corporation and its subsidiaries who have been continuously employed for a period of 12 months participate. The following table shows the estimated annual benefit payable under the Pension Plan to participants following retirement at age 65, which is the normal retirement age under the Pension Plan, based on various specified numbers of years of service with the Corporation and its subsidiaries and various levels of compensation covered under the Pension Plan.

                        FINAL                                                     YEARS OF SERVICE
                AVERAGE COMPENSATION                    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS    40 YEARS
     $100,000........................................   $ 21,825    $ 29,100    $ 36,375    $ 43,650    $ 50,925    $ 58,200
     125,000.........................................     27,450      36,600      45,750      54,900      64,050      73,200
     150,000.........................................     33,075      44,100      55,125      66,150      77,175      88,200
     175,000.........................................     38,700      51,600      64,500      77,400      90,300     103,200
     200,000.........................................     44,325      59,100      73,875      88,650     103,425     115,641
     225,000.........................................     49,950      66,600      83,250      99,900     115,641     115,641
     250,000.........................................     55,575      74,100      92,625     111,150     115,641     115,641
     275,000.........................................     61,200      81,600     102,000     115,641     115,641     115,641
     300,000.........................................     66,825      89,100     111,375     115,641     115,641     115,641
     325,000.........................................     72,450      96,600     115,641     115,641     115,641     115,641
     350,000.........................................     78,075     104,100     115,641     115,641     115,641     115,641


     Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. Compensation covered by the Pension Plan each year is a participant's base salary as reflected on the Summary Compensation Table set forth above. At his or her retirement, a participant's annual benefit under the Pension Plan is based on his or her average base salary for any five consecutive plan years during the last ten years preceding normal retirement age (Final Average Compensation). However, under tax laws in effect at December 31, 1993, the amount of a participant's annual compensation taken into account for benefit calculation purposes under the Pension Plan may not exceed $235,840, and maximum annual benefits payable under the Pension Plan are $115,641. As of December 31, 1993, the Final Average Compensation and years of service of each of the Named Executive Officers would have been: Mr.
Edwards -- $147,753 and 25 years; Mr. Furr -- $147,846 and 21 years; Mr. Roessler -- $160,056 and 6 years. Mr. Burns retired effective April 6, 1993 after 33 years of service. His annual benefit under the Pension Plan, calculated as a straight life annuity, is $100,347.

     As described above, tax laws place limits on the amount of compensation that may be taken into account for benefit calculation purposes under the Pension Plan and in the maximum amount of benefits payable under the Pension Plan. The Corporation has adopted a supplemental retirement plan which operates in conjunction with the Pension Plan and under which a retiree will receive annual benefits in an amount equal to the difference, if any, between his actual annual benefit under the Pension Plan and the amount he would receive under the Pension Plan in the absence of the above limitations. Mr. Burns' annual benefit under the supplemental plan is $25,267. At December 31, 1993, the other Named Executive Officers would not have qualified for any benefit at retirement under the supplemental plan.
CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT ARRANGEMENTS
     The Corporation's Stock Plan and Unit Plan generally provide that outstanding awards of restricted stock and performance units will become vested on the date of any merger to which the Corporation is a party but is not the surviving corporation, or on the date of certain other changes in control of the Corporation. Also, the Unit Plan provides that, upon the termination of a plan participant's employment following his death, disability, or retirement, or in the event his employment is involuntarily terminated under circumstances determined by the Corporation to have been without his fault, the participant shall be entitled to payment of a portion of the value, if any, of his outstanding award of performance units based on the time elapsed since the date of such award. Under the Stock Plan, upon any such termination of a participant's employment, the Compensation Committee has the discretion to waive remaining restrictions on all or any part of the participant's outstanding award of restricted stock.

PERFORMANCE GRAPHS
     The following line graphs illustrate the cumulative total shareholder return on the Corporation's Common Stock over the five-year period ending December 31, 1993 and the cumulative total return over the same period of the indexes listed below. Each graph assumes $100 originally invested on December 31, 1988 and that all dividends were reinvested in additional shares.
                           CCB FINANCIAL CORPORATION
                   COMPARISON OF CUMULATIVE TOTAL RETURN (1)
                          YEARS ENDED DECEMBER 31 (2)

   (Five-Year Comparison of Cumulative Total Return Graph appears here)

                                          1988     1989     1990     1991     1992     1993
CCB Financial Corporation                 100.0    113.8     80.3    135.8    175.3    169.4
NASDAQ(US)                                100.0    121.2    103.0    165.2    192.1    219.2
NASDAQ(BANK)                              100.0    111.2     81.4    133.6    194.2    221.3
Dow Jones Industrials                     100.0    131.6    131.0    162.8    174.8    204.6
S&P 500 Composite                         100.0    131.6    127.5    166.2    178.9    196.9


     (1) Assumes $100 invested on December 31, 1988 with all subsequent dividends invested.

     (2) Closing price of Common Stock, adjusted where applicable for the 3/2 stock split effected in the form of a 50% stock dividend paid October 1, 1992:

       December 31, 1988-23.83
       December 31, 1989-26.17
       December 31, 1990-17.67
       December 31, 1991-28.67
       December 31, 1992-35.63
       December 31, 1993-33.25

     The following line graphs illustrate the cumulative total shareholder return on the Corporation's Common Stock over the ten-year period ending December 31, 1993 and the cumulative total return over the same period of the indexes listed below. Each graph assumes $100 originally invested on December 31, 1983 and that all dividends were reinvested in additional shares.
                           CCB FINANCIAL CORPORATION
                   COMPARISON OF CUMULATIVE TOTAL RETURN (1)
                          YEARS ENDED DECEMBER 31 (2)

   (Ten-Year Comparison of Cumulative Total Return Graph appears here)


                                   1983     1984     1985     1986     1987     1988     1989     1990     1991     1992     1993
CCB Financial Corporation          100.0    137.3    190.7    235.2    253.9    240.1    282.2    190.5    338.3    430.4    421.0
Dow Jones Industrials              100.0    101.0    134.9    171.6    180.9    209.7    275.9    274.7    341.3    366.4    428.9
S&P 500 Composite                  100.0    106.2    139.9    165.9    174.5    203.3    267.5    259.1    337.9    363.6    400.2






     (1) Assumes $100 invested on December 31, 1983 with all subsequent dividends invested.


     (2) Closing price of Common Stock, adjusted where applicable for the 3/2 stock split effected in the form of a 50% stock dividend paid October 1, 1992 and for the 2 for 1 stock split effected in the form of a 100% stock dividend paid July 25, 1984:

December 31, 1983-11.29                           December 31, 1989-26.17
December 31, 1984-14.96                           December 31, 1990-17.67
December 31, 1985-20.17                           December 31, 1991-28.67
December 31, 1986-24.19                           December 31, 1992-35.63
December 31, 1987-22.67                           December 31, 1993-33.25
December 31, 1988-23.83

TRANSACTIONS WITH MANAGEMENT
     The Bank and the Corporation's other financial institution subsidiaries have had, and expect to have in the future, lending transactions in the ordinary course of business with many of their officers and directors and with associates of such persons. All loans included in such transactions during 1993 were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.
              PROPOSAL 3. APPROVAL OF THE LONG-TERM INCENTIVE PLAN

     To enable the Corporation to attract, retain, and motivate key employees and directors, the Board of Directors has adopted the CCB Financial Corporation Long-Term Incentive Plan (the LTIP) and will introduce a proposal for shareholders to approve the LTIP at the Annual Meeting. The LTIP would have a ten-year term and is intended to replace the Stock Plan and the Unit Plan, both of which expired by their terms on December 31, 1993. See Compensation Committee Report. The objective of the LTIP would be to provide the Board of Directors with the means to reward achievement of long-term goals in a manner more flexible than that previously available under the Stock Plan, which was limited to grants of restricted stock, and the Unit Plan, which was limited to grants of cash-based performance units. Under the provisions of the LTIP, restricted stock, incentive stock options, non-qualified stock options, and performance units consisting of cash, restricted stock, or unrestricted stock may be granted in various combinations to key employees and directors of the Corporation or any of its subsidiary corporations (the Participants). It currently is the intention of the Board of Directors to utilize the LTIP only for awards to key employees of the Corporation and its subsidiary corporations. Although the LTIP will permit the Board of Directors to choose from an expanded list of cash and equity-based incentives in designing the Corporation's long-term compensation program, individual awards under the LTIP need not include all such incentives and it is the present intention of the Board of Directors to limit individual awards to no more than two.

ADMINISTRATION OF THE LTIP
     The LTIP will be administered by the Compensation Committee. The Compensation Committee will be authorized to construe and interpret the LTIP and to promulgate, amend, and rescind rules and regulations relating to the implementation, administration, and maintenance of the LTIP. Each Participant receiving an award under the LTIP will enter into an agreement with the Corporation that sets forth the restrictions, terms, and conditions of the award (the Award Agreement). The Compensation Committee will make all determinations necessary or advisable for the LTIP including (a) selecting the LTIP's Participants, (b) making awards thereunder in such amounts and form as the Compensation Committee may determine, (c) imposing such restrictions, terms, and conditions upon such awards as the Compensation Committee may deem appropriate, and (d) correcting any defect or omission, or reconciling any inconsistency, in the LTIP or any Award Agreement.
SECURITIES OF THE CORPORATION SUBJECT TO THE LTIP
     The Board of Directors will reserve for awards under the LTIP 500,000 shares of the authorized and unissued shares of Common Stock. The number of shares authorized for issuance under the LTIP may be replenished one time during the life of the LTIP, up to an additional 500,000 shares, for a total authorization of up to 1,000,000 shares. If any awards expire unexercised or are forfeited, terminated, or settled in cash in lieu of Common Stock, the shares of Common Stock theretofore subject to such awards will generally again be available for awards under the LTIP. The maximum number of shares of Common Stock for any Participant for which awards may be granted under the LTIP in any year is 50,000 shares.
ELIGIBILITY

     Employees eligible to participate in the LTIP consist of key employees who are senior officers of the Corporation or any of its subsidiary corporations. As of January 31, 1994, there were 43 such employees. Directors who are not employees of the Corporation or any of its subsidiary corporations will be eligible to participate in the LTIP only with respect to awards of Non-qualified Options (as hereinafter defined) and Restricted Stock (as hereinafter defined). As of January 31, 1994, there were 16 such directors.

STOCK OPTIONS
     An option to purchase shares of Common Stock granted under the LTIP will either (a) qualify under Section 422 of the Code for treatment as an incentive stock option (Incentive Option) or (b) not qualify for treatment as an incentive stock option under Section 422 of the Code (Non-qualified Option). Hereinafter, the term Option refers to either an Incentive Option or a Non-Qualified Option. An Option may be granted alone or in addition to any other award under the LTIP and will be subject to a periodic vesting schedule. The exercise price of an Option will be determined by the Compensation Committee at the time of grant subject to the following limitations: (a) the exercise price of an Incentive Option may not be less than 100% of the fair market value per share of the Common Stock on the date of the grant and (b) the exercise price of an Incentive Option granted to an employee who owns ten percent or more of the combined total voting power of the Corporation may not be less than 110% of the fair market value per share of the Common Stock on the date of grant. On January 31, 1994 the last sale price of a share of Common Stock on the Nasdaq National Market was $37.50. The term of an Option will be such period of time as is fixed by the Compensation Committee at the time of grant subject to the following limitations: (a) the term of an Incentive Option may not exceed ten years after the date of grant and (b) the term of an Incentive Option granted to an employee who owns ten percent or more of the combined total voting power of the Corporation may not exceed five years. An Option may be exercised by giving written notice of exercise to the Corporation specifying the number of shares to be purchased. Such notice must be accompanied by payment in full of the exercise price in cash or if permitted by the terms of the governing Award Agreement by delivery of (a) a fully-secured, recourse promissory note or (b) shares of Common Stock already owned by the Participant. The Compensation Committee also may permit Participants to simultaneously exercise an Option, sell the shares of Common Stock thereby acquired, and use the proceeds from such sale for payment of the exercise price.
     If a Participant purchases Common Stock upon the exercise of an Incentive Option and either (a) holds it for a period of at least two years following the date of grant and at least one year from the date the option is exercised (the Holding Periods) or (b) dies while owning such Common Stock, the Participant will be subject to federal income tax on the gain realized upon disposition of such Common Stock at the time of disposition and the amount of gain will be equal to the amount realized on disposition less the amount paid upon exercise of the Incentive Option. The Corporation will not be permitted to claim a tax deduction from federal taxable income at any time in connection an Incentive Option held for the Holding Periods specified above.
     A Participant who receives a Non-qualified Option will not be subject to federal income tax upon the grant thereof. On the date a Participant exercises a Non-qualified Option he or she will recognize federal taxable ordinary income equal to the difference between the exercise price and the fair market value of the Common Stock purchased. The Corporation will be allowed to deduct from its federal taxable income an amount equal to the ordinary income recognized by such Participant upon exercise of the Non-qualified Option. The federal income tax consequences of the issuance and exercise of a Non-qualified Option may vary from those described above in circumstances where the exercise price is significantly less than the fair market value of the underlying Common Stock on the date of grant or where the Participant is permitted to pay the exercise price with previously acquired shares of Common Stock.
     If a Participant's employment is terminated for any reason other than disability, retirement, or death before an Option has vested, such Participant's right to exercise such Option will immediately terminate. If a Participant's employment is terminated by disability, retirement, or death before an Option has vested, such Option will vest to the extent determined by the Compensation Committee.
     If a Participant's employment is terminated for any reason other than disability, retirement, or death, a vested Option will remain exercisable for a period of up to 30 days following such termination, as determined by the Compensation Committee. If a Participant's employment is terminated by retirement or disability, such Participant will have the right to exercise a vested Option at any time within the one-year period following such termination. If a Participant dies while entitled to exercise an Option such Participant's estate, designated beneficiary, or other legal representative will have the right to exercise such Option at any time within the one-year period from the date of such Participant's death.
     If a non-employee director leaves the Board of Directors for any reason other than disability, retirement, or death before an Option becomes vested, such Option will be forfeited. If a non-employee director leaves the Board of Directors due to disability, retirement, or death before an Option becomes vested, such Option will vest to the extent determined by the Compensation Committee.
     If a non-employee director leaves the Board of Directors for any reason other than disability, retirement, or death, a vested Option will remain exercisable for a period of up to 30 days following such termination, as determined by the Compensation Committee. If a non-employee director leaves the Board of Directors due to disability or retirement, such director will have the right to exercise a vested Option at any time within the one-year period following such event. If a
                                       15
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
non-employee director leaves the Board of Directors due to death, such non-employee director's estate, designated beneficiary, or other legal representative, as the case may be, will have the right to exercise a vested Option at any time within the one-year period following such director's death. RESTRICTED STOCK
     Awards under the LTIP may be in the form of shares of Common Stock subject to certain restrictions imposed by the Compensation Committee (Restricted Stock). The Compensation Committee may restrict the transferability of Restricted Stock and require that it be forfeited upon termination of a Participant's employment or service as a director, as the case may be. Restricted Stock may be granted alone or in addition to any other award under the LTIP. The Compensation Committee will determine the number of shares of Restricted Stock to be granted and may impose different terms and conditions on any particular grant of Restricted Stock. Shares of Restricted Stock will be issued in uncertificated form and registered in the name of such Participant and will be so held until the restrictions thereon have lapsed and all of the terms and conditions applicable to such award have been satisfied. Awards of Restricted Stock will only become unrestricted and vest in the Participant in accordance with the vesting schedule set forth in the underlying Award Agreement (the Restriction Period). In no event will the Restriction Period be less than one year after the date on which such award is granted. During the Restriction Period, Restricted Stock may not be transferred or otherwise disposed of by the Participant. After satisfaction of the restrictions set by the Compensation Committee, a certificate for the number of shares of Common Stock which are no longer subject to such restrictions will be delivered to the Participant. The remaining shares, if any, issued in respect of such Restricted Stock will either be forfeited or will continue to be subject to the restrictions set by the Compensation Committee, as the case may be. A Participant will have, with respect to shares of Restricted Stock, all of the rights of a shareholder of the Corporation, including the right to vote such shares and to receive any cash dividends declared and paid thereon. Stock dividends issued with respect to Restricted Stock will be treated as additional grants of Restricted Stock and will be subject to the same restrictions that apply to the shares of Restricted Stock with respect to which such stock dividends are issued.
     If a Participant's employment with or service to the Corporation or any of its subsidiaries is terminated for any reason other than disability, retirement, or death prior to satisfaction of the restrictions applicable to a grant of shares of Restricted Stock, such shares will be forfeited unless the Compensation Committee in its discretion determines otherwise. In the event of disability, retirement, or death during the Restricted Period, shares of Restricted Stock will become free of restrictions to the extent determined by the Compensation Committee.
PERFORMANCE UNITS
     Awards under the LTIP may be in the form of performance-based units, with each unit representing such monetary amount as is designated by the Compensation Committee subject to such terms and conditions as the Compensation Committee deems appropriate (Performance Units), including a requirement that the Participant forfeit such units in the event certain performance criteria are not met within a designated period of time. Performance Units may be granted alone or in addition to any other award under the LTIP. The Compensation Committee will determine the number of Performance Units to be granted to a Participant. The Compensation Committee may impose different terms and conditions on any particular Performance Units granted to any Participant. Participants receiving grants of Performance Units will only earn into and be entitled to payment in respect of such awards if the Corporation and the Participant achieve certain performance goals (the Performance Goals) during and in respect of a designated performance period (the Performance Period). The Performance Goals and the Performance Period will be established by the Compensation Committee. The Compensation Committee will establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Compensation Committee will also establish a schedule for such Performance Units setting forth the portion of the award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. In setting the Performance Goals, the Compensation Committee may use such measures as total shareholder return, return on equity, return on assets, net earnings per share growth, comparisons to peer companies, divisional goals, individual or aggregate Participant performance, or such other measure or measures of performance as the Compensation Committee may deem appropriate. Such performance measures will be defined as to their respective components and meaning by the Compensation Committee. During any Performance Period, the Compensation Committee will have the authority to adjust the Performance Goals in such manner as the Compensation Committee deems appropriate with respect to such Performance Period. In addition to the Performance Goals, the Compensation Committee also may require a minimum shareholder return threshold be attained before consideration is given to any results achieved on the Performance Goals.
Should the Corporation and the Participant achieve the applicable Performance Goals, but the minimum shareholder return threshold falls below the minimum expectations, then the Performance Unit may be deferred by the Compensation Committee for up to two years until the threshold is exceeded. If the minimum shareholder return threshold is not achieved within the additional time frame, then no Performance Unit will be paid. With respect to each Performance Unit, the Participant will, if the applicable Performance Goals and minimum shareholder return threshold have been achieved during the relevant Performance Period, be entitled to receive payment in an amount equal to the designated value of each Performance Unit times the number of such units so earned. Payment in settlement of earned Performance Units will be made as soon as practical following the conclusion of the respective Performance Period in cash, shares of unrestricted Common Stock, or shares of Restricted Stock, as the Compensation Committee will determine and provide in the underlying Award Agreement.
     If a Participant's employment with the Corporation or any of its subsidiary corporations is terminated for any reason other than disability, retirement, or death prior to the completion of any Performance Period, such termination will result in the forfeiture of the Performance Unit. If termination is due to disability, retirement, or death, the disposition of non-vested awards will be determined by the Compensation Committee.
DEFERRAL OF AWARDS UNDER THE LTIP
     The Compensation Committee may permit a Participant to elect to defer receipt of any payment of cash or any delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise, earn out, or settlement of any award made under the LTIP. If any such election is permitted, the Compensation Committee will establish rules and procedures for such deferrals, including the payment of reasonable interest or dividend equivalents.
CHANGES IN CONTROL OF THE CORPORATION
     Under the provisions of the LTIP, if a change in control of the Corporation occurs (a) all stock options then unexercised and outstanding will become fully exercisable, (b) all restrictions applicable to all Restricted Stock then outstanding will be deemed lapsed and satisfied, and (c) all Performance Units will be deemed to have been fully earned as of the date thereof subject to the limitation that such stock options, shares of Restricted Stock, and Performance Units have been granted and outstanding for more than six months as of the date of such change in control.
     If (a) a Participant's employment is terminated by the Corporation or any of its subsidiary corporations prior to a change in control without cause at the request of a person who has entered into an agreement with the Corporation the consummation of which will constitute a change in control or (b) the Participant terminates his or her employment with the Corporation or any of its subsidiary corporations prior to a change in control of the Corporation and the circumstance or event which causes such termination occurs at the request of such person, then a change in control will be deemed to have occurred immediately prior to such Participant's termination of employment.
     If the making of any payment or payments under the LTIP would (a) subject the Participant to an excise tax under Section 4999 of the Code, or any like or successor section thereto or (b) result in the Corporation's loss of a federal income tax deduction for such payments under Section 280G of the Code, or any like or successor section thereto (either or both, an Adverse Tax Consequence), then, unless otherwise expressly provided in the underlying Award Agreement, the payments attributable to the LTIP that are parachute payments within the meaning of Section 280G of the Code will be reduced, as determined by the Compensation Committee in its sole discretion, but after consultation with the Participant affected, to the extent necessary to avoid any Adverse Tax Consequence. SUSPENSION, TERMINATION, AND AMENDMENT OF THE LTIP
     The Board of Directors may suspend, terminate, or amend the LTIP at any time and from time to time in such respects as the Board of Directors may deem advisable subject to the limitation that no such amendment will, without majority stockholder approval, (a) materially increase the number of shares of Common Stock which may be issued under the LTIP, (b) materially modify the requirements as to eligibility for participation in the LTIP, (c) materially increase the benefits accruing to Participants under the LTIP, or (d) extend the termination date of the LTIP.
     A copy of the LTIP is on file and may be inspected by any shareholder at the offices of the Corporation, and a copy will be available for inspection by any shareholder at the Annual Meeting.
     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3.

      PROPOSAL 4. INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors of the Corporation has voted to recommend to the shareholders an amendment to Paragraph 4 of the Corporation's Restated Charter to increase by 10,000,000 the number of authorized shares of the Corporation's capital stock (the Amendment). The Corporation presently has 25,000,000 shares authorized, with 20,000,000 of such shares classified as Common Stock and the remaining 5,000,000 shares classified as serial preferred stock (Preferred Stock). On the Record Date, there were 9,516,379 shares of Common Stock and no shares of Preferred Stock issued and outstanding. If the Amendment is approved by the shareholders, all additional shares authorized by the Amendment would be classified as Common Stock. The relative rights and limitations of the Common Stock would remain unchanged under the Amendment. Holders of Common Stock do not have any preemptive rights.

     The Amendment has been recommended by the Board of Directors to assure that an adequate supply of authorized, unissued shares is available for future acquisitions and general corporate needs, such as future stock dividends, stock splits, or issuance under stock-based benefit plans. There are currently no plans or arrangements relating to the issuance of any of the additional shares of the Common Stock proposed to be authorized. If the Amendment is approved by the shareholders, such shares would be available for issuance without further action by the shareholders, unless required by the Corporation's Restated Charter or bylaws or by applicable law.
     The issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock. The issuance of additional shares of Common Stock by the Corporation also may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management.
     The text of Paragraph 4 of the Restated Charter, as proposed to be amended, is as follows:
     The total number of shares of capital stock which the Corporation has authority to issue is 35,000,000, of which 30,000,000 shall be common stock, $5.00 par value, and 5,000,000 shall be serial preferred stock.
     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 4.
       PROPOSAL 5. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The firm of KPMG Peat Marwick, certified public accountants, has been appointed by the Board of Directors to serve as the Corporation's independent accountants for 1994, and a proposal to ratify that appointment will be introduced at the Annual Meeting. KPMG Peat Marwick has served as independent accountants for the Corporation since its organization as the parent holding company of the Bank during 1983, and previously had served as independent accountants for the Bank since 1975. If shareholders do not approve this proposal, the Board of Directors will reconsider the appointment.

     Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have an opportunity to make a statement if they so desire.
     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 5.
                           PROPOSALS OF SHAREHOLDERS
     It currently is expected that the 1995 Annual Meeting will be held during April 1995. Any proposal of a shareholder which is intended to be presented at the 1995 Annual Meeting must be received by the Corporation at its principal executive office in Durham, North Carolina, not later than November 15, 1994 in order to be included in the Corporation's proxy statement and form of appointment of proxy to be issued in connection with that meeting.
March 15, 1994

                                     [MAP]

CCB                                                                APPOINTMENT
FINANCIAL                                                          OF
CORPORATION                                                        PROXY
111 Corcoran Street, Post Office Box 931
Durham, North Carolina 27702

                             THIS APPOINTMENT OF PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Richard W. Every, W. Harold Parker, Jr., and Manuel L. Rojas, and each of them, as attorneys and proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote as directed below all the shares of common stock of CCB Financial Corporation (the Corporation) held of record by the undersigned on February 16, 1994 at the Annual Meeting of Shareholders of the Corporation to be held on April 5, 1994 and any adjournments thereof. The undersigned hereby directs that such shares be voted as follows:

1. SETTING THE NUMBER OF DIRECTORS AT 18: [ ] FOR [ ] AGAINST  [ ] ABSTAIN

2. ELECTION OF DIRECTORS:        [ ]  FOR All Nominees Listed   [ ] WITHHOLD Authority To Vote
                                      Below                         For All Nominees Listed
                                                                    Below
2. ELECTION OF DIRECTORS:       [ ]  WITHHOLD Authority To Vote For Those
                                   Below; and FOR All Other
                                   Nominees Written In The Space Provided

NOMINEES: J. Harper Beall, III, James B. Brame, Jr., Timothy B. Burnett, W. L. Burns, Jr., Arthur W. Clark, Kinsley van R. Dey, Jr., Mrs. Frances Hill Fox, T.
E. Haigler, Jr., George R. Herbert, Edward S. Holmes, Owen G. Kenan, Eugene J. McDonald, Hamilton W. McKay, Jr., M.D., Eric B. Munson, Ernest C. Roessler, John
B. Stedman, H. Allen Tate, Jr., and Dr. Phail Wynn, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.
3. APPROVAL OF THE LONG-TERM INCENTIVE PLAN:
                                          [ ] FOR [ ] AGAINST  [ ] ABSTAIN
4. APPROVAL OF PROPOSAL TO INCREASE THE NUMBER OF
   AUTHORIZED SHARES FROM 25,000,000 TO 35,000,000:
                                          [ ] FOR [ ] AGAINST  [ ] ABSTAIN

5. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK
   AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR
   1994:  [ ] FOR                                                [ ] AGAINST      [ ] ABSTAIN

6. OTHER BUSINESS: On such other matters as may
   properly come before the Annual Meeting, the
   proxies are authorized to vote the shares
   represented by this appointment of proxy in
   accordance with their best judgment.
The shares represented by this appointment of proxy will be voted as directed above. In the absence of any direction, such shares will be voted by the proxies FOR Proposals 1, 3, 4 and 5 above, and FOR the election of each of the nominees for director as listed in Proposal 2 by casting an equal number of votes for each such nominee. If, at or before the time of the meeting, any nominee listed in Proposal 2 becomes unavailable for any reason, the proxies are authorized to vote for a substitute nominee.
Please sign exactly as your name(s) appears below. If shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                               Date:                , 1994

                                               Signature

                                               Signature if held jointly

   PLEASE PROMPTLY DATE, SIGN, AND RETURN THIS APPOINTMENT OF PROXY USING THE
                               ENCLOSED ENVELOPE.


***************************************************************************
                                APPENDIX

On Page 12 under the heading of Performance Graphs the Five-Year
Comparison of Cumulative Total Return graph appears where indicated. The plot points are listed in the table below that point.

On Page 13 the Ten-Year Comparison of Cumulative Total Return graph appears where indicated. The plot points are listed in the table below that point.

A full-page map of George Watts Hill Alumni Center, Stadium Drive at Ridge Road, Chapel Hill, NC appears between pages 18 and A-1 where noted.